EXHIBITS TO 10Q FILING


                                                     January 10, 2001
Keith Freadhoff
219 Celebration Blvd.
Celebration, Fl 34747

Dear Keith:

This is to confirm that (1) you have resigned as Director, Chairman, Chief Executive of Netgateway effective as of January 5, 2001, (2) that Netgateway accepted your resignation effective as of such date, (3) that Netgateway has agreed to provide a favorable reference for you should you so request, and (4) that you release Netgateway from all of its obligations to you and all claims you may have against it, including under the Employment Agreement between yourself and Netgateway dated as of December 1998 once you have received the consideration set forth below. All of the above is subject to: (i) the receipt of approximately $38,000 in consulting fees (ii) reimbursement of business related expenses for which you submit proper documentation. Consultant fees and expenses will be paid at a rate of $5,000 every two weeks commencing February 5, 2001 until fully paid. (iv) Continuation of health insurance benefits on the same terms as they currently exist for 6 months, (v) the granting of a one-half interest in a license to the code base of the ICC for use as a tool kit on terms to be negotiated between the parties, (vi) a one-half interest in a Sun enterprise server, and (vii) stock options and/or stock in Netgateway, Inc. granted as of January 5, 2001, the amount and strike price to be determined as follows: 50 percent of the amount of stock and/or options awarded or granted to Donald Danks ("DD") during 2001 at the same strike price as granted to DD, and 25 percent of any stock and/or options granted to DD thereafter at the same strike price. Such options shall be granted under the current Netgateway Executive Plan, shall be cashless and exercisable for ten years. All other terms shall be the same as those granted to DD.

Each of us represents to the other that they are not aware of any claim against any other party in this agreement, other than the claims that are released by this agreement. Each of us waives any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar law of any state or territory of the United States or other jurisdiction. This section provides as follows:

                   "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each of us understands and acknowledges that even if they should eventually suffer additional damages arising out of the matters herein released, they will not be able to make any claims for those damages, except for breach of this agreement.



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Netgateway, Inc.
                                               Accepted and Agreed:
                                               Date:____________________________
By:___________________________________
Donald Danks
Chief Executive Officer
                                               _________________________________
                                               Keith O. Freadhoff



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